EXHIBIT 10.8
HOLLY CORPORATION
EXECUTIVE
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (the “Agreement”) is made and entered into by and between HOLLY CORPORATION, a Delaware corporation (the “Company”), and Matthew P. Clifton (the “Executive”). If the Executive presently is or subsequently becomes employed by a subsidiary of the Company, the term “Company” shall be deemed to refer collectively to the Company and the subsidiary or subsidiaries which employ the Executive. This Agreement is effective as of the 12th day of March, 2010 (the “Date of Grant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the HOLLY CORPORATION LONG-TERM INCENTIVE COMPENSATION PLAN (the “Plan”) to attract, retain and motivate executives, directors and consultants; and
WHEREAS, the Company believes that entering into this Agreement with the Executive is consistent with the stated purposes for which the Plan was adopted.
NOW, THEREFORE, it is agreed by and between the Company and the Executive, in consideration of services rendered by the Executive, as follows:
1. Grant. The Company hereby grants to the Executive as of the Date of Grant an award of 27,512 Shares (as defined in the Plan), subject to the terms and conditions set forth in this Agreement, including, without limitation, those described in Section 8 (the “Restricted Shares”).
2. Restricted Shares. The Company shall issue in the Executive’s name the Restricted Shares and such Restricted Shares shall be held for the Executive in book entry form by the Company’s transfer agent with a notation that the shares are subject to restrictions. The Executive hereby agrees that the Restricted Shares shall be held subject to restrictions as provided in the Agreement until such time as the Restricted Shares become Vested Shares (as defined in Section 4 below). The Executive hereby agrees that if part or all of the Restricted Shares are forfeited pursuant to this Agreement, the Company shall have the right to direct the Company’s transfer agent to cancel such forfeited Restricted Shares or, at the Company’s election, transfer such Restricted Shares to the Company or to any designee of the Company.
3. Rights of Executive.
(a) Effective as of the Date of Grant, the Executive is a stockholder with respect to all of the Restricted Shares granted to him/her pursuant to Section 1 and has all of the rights of a stockholder with respect to all such Restricted Shares, including the right to vote such Restricted Shares and the right, subject to Section 3(b), to receive all dividends and other distributions paid with respect to such Restricted Shares; provided, however, that such Restricted Shares shall be subject to the restrictions hereinafter described, including, without limitation, those described in Section 8.

(b) Notwithstanding the foregoing, the Executive shall not have the right to receive any dividends or other distributions with respect to the Restricted Shares granted hereby unless and until such Restricted Shares become Vested Shares (as defined in Section 4 below). In the event the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, the Executive holds Restricted Shares granted pursuant to this Agreement that have not yet become Vested Shares, the dividends with respect to such Restricted Shares shall be credited to an account maintained by the Company for the Executive’s benefit (such dividends, “Unvested Dividends”). Such account is intended to constitute an “unfunded” account, and neither this Section 3(b) nor any action taken pursuant to or in accordance with this Section 3(b) shall be construed to create a trust of any kind. Amounts credited to such account with respect to Restricted Shares that become Vested Shares will become “Vested Dividends” on the date that such Restricted Shares vest in accordance with Sections 4, 5, 6, or 7, as applicable, and will be paid to the Executive as soon as administratively practicable following that date; provided that, in all cases, any Vested Dividends that become payable pursuant to this Section 3(b) shall be paid no later than March 15 of the calendar year following (i) the later of (A) the calendar year in which the Performance Standard is satisfied, or (B) the calendar year in which the applicable Employment Requirement is met, or (ii) in the case of Restricted Shares that become Vested Shares pursuant to Section 5, the calendar year in which the Executive’s date of termination occurs. The Executive shall not be entitled to receive any interest with respect to the timing of payment of dividends. In the event all or any portion of the Restricted Shares granted hereby fail to become Vested Shares, Unvested Dividends accumulated in the Executive’s account with respect to such Restricted Shares shall be forfeited to the Company.
4. Forfeiture and Expiration of Restrictions.
(a) Except as otherwise provided in Sections 5, 6 or 7 below, as applicable, the forfeiture and other restrictions on the Restricted Shares granted pursuant to this Agreement shall lapse and such Restricted Shares shall vest in accordance with the following schedule:
(i) One-third (1/3) of the Restricted Shares (the “2011 Shares”) will be fully vested if (A) the Executive meets the Employment Requirement (as defined below) on January 1, 2011, and (B) the Company achieves the Performance Standard (as defined below). If the Executive fails to meet the Employment Requirement or if the Performance Standard is not achieved on or before December 31, 2013, the 2011 Shares (and any associated Unvested Dividends) shall be forfeited.
(ii) One-third (1/3) of the Restricted Shares (the “2012 Shares”) will be fully vested if (A) the Executive meets the Employment Requirement (as defined below) on January 1, 2012, and (B) the Company achieves the Performance Standard (as defined below). If the Executive fails to meet the Employment Requirement or if the Performance Standard is not achieved on or before December 31, 2013, the 2012 Shares (and any associated Unvested Dividends) shall be forfeited.
(iii) One-third (1/3) of the Restricted Shares (the “2013 Shares”) will be fully vested if (A) the Executive meets the Employment Requirement (as defined below) on January 1, 2013 and (B) the Company achieves the Performance Standard (as defined below). If the Executive fails to meet the Employment Requirement or if the Performance Standard is not achieved on or before December 31, 2013, the 2013 Shares (and any associated Unvested Dividends) shall be forfeited.

If the Executive meets the applicable Employment Requirement, the 2011 Shares, the 2012 Shares and/or the 2013 Shares, as the case may be, will become vested on the date, if any, that the Compensation Committee (the “Committee”) certifies that the Company has met the Performance Standard. Restricted Shares that become vested as provided above (or, as applicable, pursuant to Sections 5, 6 or 7 hereof) are hereinafter referred to as “Vested Shares.”
(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Employment Requirement” shall mean the continuous employment of the Executive by the Company or a subsidiary on and after the Date of Grant through the date specified.
(ii) “Performance Standard” shall mean, for any four consecutive quarters during the period beginning with the quarter that begins January 1, 2010, and ending with the quarter that ends December 31, 2013, either:
A. the sum of the Net Income per diluted Share equals or exceeds $0.30; or
B. the Company ranks at or above the median of the Peer Group with respect to at least two out of four of the Performance Measures. For the Performance Standard to be satisfied pursuant to this Section 4(b)(ii)(B), the Company must rank at or above median on the same two Performance Measures in each quarter in the four quarter period.
(iii) “Net Income” shall mean the net income for a quarter, as reported by the Company in its filings with the Securities and Exchange Commission (the “Commission”).
(iv) “Peer Group” shall mean Alon USA Energy, Inc., CVR Energy, Inc., Delek US Holdings, Inc., Frontier Oil Corporation, Sunoco Inc., Tesoro Corporation, Valero Energy Corp., and Western Refining, Inc. In order to be taken into account for any period of four consecutive quarters, a member of the Peer Group must remain a public company and must file financial statements with the Commission in a timely manner during the entirety of such period.
(v) “Performance Measures” shall mean EPS Growth, Net Profit Margin, Return on Assets, and Return on Investment. Each of the Performance Measures shall exclude unusual or non-recurring items and the cumulative effect of tax and accounting changes. In addition, the elements of each performance measure shall be as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filing with the Commission.

(vi) “EPS Growth” shall mean compound annual growth rate in earnings per share (“EPS”) before extraordinary items and discontinued operations, and after the effect of conversion of convertible preferred stock, convertible debentures, and options and warrants that have been identified as common stock equivalents.
(vii) “Net Profit Margin” shall mean net income before extraordinary items and dividends on common and preferred stock, divided by net sales.
(viii) “Return on Assets” shall mean net income before extraordinary items, divided by total assets (i.e., the sum of current assets, net plant, and other non-current assets).
(ix) “Return on Investment” shall mean net income before extraordinary items, divided by the sum of long-term debt, preferred stock and total common equity.
5. Termination Due to Death or Disability. In the event the Executive’s employment with the Company or a subsidiary terminates due to the Executive’s death or total and permanent disability (as determined by the Committee in its sole discretion) before lapse of all restrictions on the Restricted Shares pursuant to Section 4 above, the Executive shall forfeit a number of Restricted Shares (and any associated Unvested Dividends) equal to the number of Restricted Shares specified in Section 1 multiplied by a fraction, (a) the numerator of which is the number of full months beginning on the first day of the calendar month following the date of the Executive’s termination due to death or disability and ending on December 31, 2012, and (b) the denominator of which is thirty-six (36). Any Restricted Shares that are not forfeited pursuant to the preceding sentence and that remain unvested on the Executive’s date of termination shall become Vested Shares on such date; provided, however, that any fractional shares will be forfeited to the Company. In its sole discretion, the Committee may decide to vest all of the Restricted Shares in lieu of the prorated number of Restricted Shares as provided in this Section 5.
6. Special Involuntary Termination.
(a) In the event the Executive’s employment with the Company and its subsidiaries terminates due to a Special Involuntary Termination (as defined below) before lapse of all restrictions on the Restricted Shares pursuant to Section 4 above, the Executive shall remain eligible to vest in (a) any Restricted Shares with respect to which the Employment Requirement has been satisfied, plus (b) all remaining Restricted Shares awarded pursuant to this Agreement as if the Employment Requirement with respect thereto had been satisfied, provided that such Restricted Shares shall only become Vested Shares if the Company achieves the Performance Standard. Any portion of the Restricted Shares that remain eligible to vest as of the Executive’s date of termination pursuant to the preceding sentence, but that have not become Vested Shares as of December 31, 2013 (i.e., because the Performance Standard has not been satisfied), along with any associated Unvested Dividends, shall be cancelled and forfeited to the Company on December 31, 2013.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Special Involuntary Termination” shall mean the occurrence of (A) or (B) below within sixty (60) days prior to, or at any time after, a Change in Control (as defined below), where (A) is termination of the Executive’s employment with the Company (including subsidiaries of the Company) by the Company for any reason other than Cause (as defined below) and (B) is a resignation by the Executive from employment with the Company (including subsidiaries of the Company) within ninety (90) days after an Adverse Change (as defined below) in the terms of the Executive’s employment.
(ii) “Adverse Change” shall mean, without the express written consent of the Executive, (A) a material change in the geographic location at which the Executive is required to work regularly, (B) a material reduction in duties of the type previously performed by the Executive, or (C) a material reduction in the Executive’s base compensation (other than bonuses and other discretionary items of compensation) that does not apply generally to executives of the Company or its successor. The Executive shall provide notice to the Company of the event alleged to constitute an Adverse Change within ninety (90) days of the occurrence of such event, and the Company shall be given the opportunity to remedy the alleged Adverse Change within thirty (30) days from receipt of such notice.
(iii) “Cause” shall mean (A) an act or acts of dishonesty on the part of the Executive constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company, (B) gross or willful and wanton negligence in the performance of the Executive’s material and substantial duties of employment with the Company, or (C) conviction of a felony involving moral turpitude. The existence of Cause shall be determined by the Committee in its sole and absolute discretion.
(iv) “Change in Control” shall mean:
A. Any Person (as defined below), other than (I) the Company or any of its subsidiaries, (II) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates (as defined below), (III) an underwriter temporarily holding securities pursuant to an offering of such securities, or (IV) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities, or more than forty percent (40%) of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 6(b)(iv)(C)(I) below.

B. The individuals who as of the Date of Grant constitute the Board of Directors of the Company and any New Director (as defined below) cease for any reason to constitute a majority of the Board of Directors.
C. There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, except if: (I) the merger or consolidation results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (II) the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities.
D. The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which is owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(v) “Person” shall have the meaning given in section 3(a)(9) of the Securities Exchange Act of 1934 (the “1934 Act”) as modified and used in sections 13(d) and 14(d) of the 1934 Act.
(vi) “Beneficial Owner” shall have the meaning provided in Rule 13d-3 under the 1934 Act.
(vii) “New Director” shall mean an individual whose election by the Company’s Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, the term “New Director” shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company.
(viii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under section 12 of the 1934 Act.

7. Other Termination of Employment. In the event the Executive’s employment with the Company or a subsidiary terminates, for any reason other than the reasons set forth in Sections 5 and 6 of this Agreement, before lapse of all restrictions on the Restricted Shares pursuant to Section 4 above, the Executive shall remain eligible to vest in (a) any Restricted Shares with respect to which the Employment Requirement has been satisfied, plus (b) a number of Restricted Shares equal to the product of one-third of the Restricted Shares awarded pursuant to this Agreement, multiplied by a fraction, (i) the numerator of which is the number of full months during the calendar year in which such termination occurred that the Executive was employed with the Company or a subsidiary (counting the month in which the Executive’s termination occurred as a full month), and (ii) the denominator of which is twelve (12), provided that such Restricted Shares shall only become Vested Shares if the Company achieves the Performance Standard. Any portion of the Restricted Shares awarded hereunder that are not eligible to vest in accordance with the preceding sentence at the time of the Executive’s termination shall automatically be cancelled and forfeited to the Company as of the date of the Executive’s termination of employment. Any portion of the Restricted Shares that remain eligible to vest as of the Executive’s date of termination pursuant to the first sentence of this Section 7 but that have not become Vested Shares as of December 31, 2013 (i.e., because the Performance Standard has not been satisfied), along with any associated Unvested Dividends, shall be cancelled and forfeited to the Company on December 31, 2013.
8. Limitations on Transfer. The Executive agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Shares hereby acquired prior to the expiration of the relevant restrictions imposed by this Section 8, which expiration shall be determined pursuant to Sections 4, 5, 6 and 7 of this Agreement, as applicable. Any attempted disposition of the Restricted Shares in violation of the preceding sentence shall be null and void, and the Company shall not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such proposed transfer has been made as the legal or beneficial holder thereof. Notwithstanding the foregoing, part or all of the Restricted Shares or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction; provided, however, such Restricted Shares shall continue to be held pursuant to Section 2 of this Agreement, and the transferee under the domestic relations order shall agree that the Restricted Shares so transferred shall continue to be subject to the terms of this Agreement, including forfeiture, in whole or in part, in accordance with Sections 4, 5, 6 and 7 of this Agreement, as applicable.
9. Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by the Executive during his life other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Executive in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Executive or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Restricted Shares or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction, subject to the limitations on such transfer described in Section 8.

10. Adjustment of Restricted Shares. The number of Restricted Shares granted to the Executive pursuant to this Agreement shall be adjusted to reflect stock dividends, stock splits or other changes in the capital structure of the Company, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different shares or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the shares with respect to which they were distributed or issued. In the event that the outstanding Shares (as defined in the Plan) of the Company are exchanged for a different number or kind of shares or other securities, or if additional, new or different shares are distributed with respect to the Shares (as defined in the Plan) through merger, consolidation, or sale of all or substantially all of the assets of the Company, each remaining share subject to this Agreement shall have substituted for it a like number and kind of shares of new or replacement securities as determined in the sole discretion of the Committee, subject to the terms and provisions of the Plan.
11. Delivery of Vested Shares. No Vested Shares shall be delivered pursuant to this Agreement until the approval of any governmental authority required in connection with this Agreement, or the issuance of Vested Shares hereunder, has been received by the Company. The Committee will delay delivery of Vested Shares until the restrictions of Section 8 lapse.
12. Securities Act. The Company shall have the right, but not the obligation, to cause the Restricted Shares to be registered under the appropriate rules and regulations of the Securities and Exchange Commission. The Company shall not be required to deliver any Vested Shares of stock hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.
13. Federal and State Taxes. The Executive may incur certain liabilities for Federal, state or local taxes and the Company may be required by law to withhold such taxes for payment to taxing authorities. If the Executive makes the election permitted by section 83(b) of the Internal Revenue Code, the taxes shall be due and payable for the year in which this Agreement is executed. If the Executive does not make such election, the taxes shall be payable for the year in which the restrictions lapse pursuant to Sections 4, 5, 6 and 7, as applicable. Upon determination of the year in which such taxes are due and the determination by the Company of the amount of taxes required to be withheld, if any, the Executive shall either pay to the Company, in cash or by certified or cashier’s check, an amount equal to the taxes required to be paid on such transaction, or the Executive shall authorize the Company to withhold from monies owing by the Company to the Executive an amount equal to the amount of federal, state or local taxes required to be withheld. Authorization of the Executive to the Company to withhold taxes pursuant to this Section 13 shall be in form and content acceptable to the Committee. An authorization to withhold taxes pursuant to this provision shall be irrevocable unless and until the tax liability of the Executive has been fully paid. In the event that the Executive fails to make arrangements that are acceptable to the Committee for providing to the Company, at the time or times required, the amounts of federal, state and local taxes required to be withheld with respect to the Restricted Shares granted to the Executive under this Agreement, the Company shall have the right to purchase at current market price as determined by the Committee and/or to sell to one or more third parties in either market or private transactions sufficient Vested Shares to provide the funds needed for the Company to make the required tax payment or payments.

14. Definitions; Copy of Plan. To the extent not specifically provided herein, all terms used in this Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Executive acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
15. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Executive and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
16. No Right to Continued Employment. This Agreement shall not be construed to confer upon the Executive any right to continue as an Executive of the Company and shall not limit the right of the Company, in its sole discretion, to terminate the service of the Executive at any time.
17. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.
18. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Executive. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
19. No Liability for Good Faith Determinations. The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
20. No Guarantee of Interests. The Board and the Company do not guarantee the Shares (as defined in the Plan) from loss or depreciation.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has set his hand effective as of the date and year first above written.

HOLLY CORPORATION
By:
Bruce R. Shaw
Senior Vice President, Chief Financial Officer

By:
Matthew P. Clifton